Exhibit 99
PepsiAmericas Declares Third Quarter Dividend and Announces Share Repurchase Authorization
Minneapolis, July 24, 2008 — PepsiAmericas, Inc. (NYSE: PAS) today announced that its Board of Directors approved a third quarter 2008 dividend of $0.135 per share on PepsiAmericas common stock. The dividend is payable October 1, 2008 to shareholders of record on September 15, 2008. The board reviews the dividend policy on a quarterly basis.
The Board of Directors also approved an increase in the Company’s existing share repurchase program. The Board authorized the repurchase of an additional 10 million shares of common stock. The authorization is effective immediately and does not have a deadline for execution of repurchases. The Company has approximately 127 million shares of common stock outstanding. Over the past five fiscal years including year-to-date, the Company has returned $1.1 billion to shareholders through share repurchases and dividends.
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.
Contact information:
Investor Relations:
Sara Zawoyski
612-661-3830
Media Relations:
Mary Viola
847-598-2870